EXHIBIT 99.1

NB&T Financial Reports Earnings for Third Quarter 2012

October 16, 2012

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (the “Bank”), Wilmington, Ohio, announced net income for the third quarter of 2012 of $1.3 million, or $.37 per share. Net income for the third quarter of 2011 was $1.1 million, or $.33 per share. Net income increased primarily due to recognition of $1.0 million in securities sale gains, compared to $421,000 in securities sale gains in the third quarter of last year. In addition, the Bank’s other non-interest income increased to $3.0 million in the third quarter of 2012 from $2.1 million in the same quarter last year, offset by increased provision for loan losses of approximately $1.5 million. Net income for the first nine months of 2012 was $2.8 million, or $.81 per share, compared to $3.2 million, or $.93 per share, for the same period in 2011.

Reviewing the third quarter 2012, President & CEO, John Limbert, commented, “The four-year-old recession continues to negatively impact specific business sectors. We have invested considerable time and talent partnering with certain clients in some of these affected sectors. Based on our ongoing analysis of non-performing loans, we recorded additional loan loss provisions this quarter. At September 30, 2012, the total allowance for loan losses is $6.1 million, representing 1.5% of total loans.”

Net interest income was $5.4 million for the third quarter of 2012, compared to $5.8 million for the third quarter of 2011. Net interest margin decreased to 3.42% for the third quarter of 2012, compared to 3.67% for the same quarter last year. The net interest margin decreased primarily due to a change in asset mix from higher-yielding loans to lower-yielding securities. Average loans, which had an average rate of 5.34%, declined $7.9 million, while average overnight investments and securities, with an average rate of 1.47%, increased $19.5 million in the third quarter of 2012. Net interest income for the first nine months of 2012 was $16.4 million, compared to $17.8 million for the first nine months of 2011.

The provision for loan losses for the third quarter of 2012 was $2.0 million, compared to $475,000 in the same quarter last year. Net charge-offs were $346,000 in the third quarter of 2012, compared to $466,000 in the third quarter of 2011. Year to date net charge-offs for 2012 were $2.1 million, compared to $1.6 million for the first nine months of 2011. Non-performing loans were $12.4 million at September 30, 2012, compared to $9.6 million at September 30, 2011. The September 30, 2012 non-performing loans include a $3.2 million loan relationship put on non-accrual status during 2012.

Specific reserves on two commercial relationships were the primary reason for the approximate $1.5 million increase in the provision for loan losses in the third quarter of 2012. The first relationship totals approximately $3.2 million and includes a $2.5 million operating line which matured and was put on nonaccrual. The Bank and other creditors are developing a workout plan and monitoring the borrower’s continuing activities, but the Bank has specifically reserved for potential reduced cash flow from the borrower. The second relationship involves an $843,000 commercial real estate loan where the borrower has stopped paying. The Bank has specifically reserved for a potential loss based on an appraisal completed during the third quarter. This loan is subject to the FDIC loss share agreement. Approximately $2.5 million of the non-performing loans outstanding at September 30, 2012 are covered under the Company’s FDIC loss share agreement, with the FDIC sharing in 80% of any future losses associated with those loans.

Total non-interest income was $4.0 million for the third quarter of 2012, compared to $2.6 million for the third quarter of 2011. Non-interest income for 2012 was higher due to recognition of $1.0 million in securities sale gains, compared to $421,000 in securities sale gains in the third quarter of last year. In addition, the Bank also terminated its rights under the single-family FDIC loss share guarantee for approximately $405,000 during the third quarter of 2012. The Bank still maintains an FDIC loss share guarantee on approximately $30.0 million of non-single family loans. The Company also realized non-taxable income of approximately $359,000 on a bank-owned life insurance death benefit in excess of surrender value received in the third quarter of 2012. Non-interest income for the first nine months of 2012 was $8.4 million, compared to $7.0 million for the same period last year.

Total non-interest expense was $5.9 million for the third quarter of 2012, compared to $6.3 million for the third quarter of 2011. The decline in expense is to due to overall expense reduction primarily in the areas of personnel, benefit costs, branch hours, marketing and other processing costs. For the first nine months of 2012, total non-interest expense was $17.7 million, compared to $19.0 million for the same period in 2011.

On August 21, 2012, the Board of Directors declared a dividend of $0.30 per share, payable October 22, 2012 to shareholders of record on September 28, 2012.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Nine Months Ending
	9/30/2012	6/30/2012	3/31/2012	12/31/2011	9/30/2011	9/30/2012	9/30/2011
Statements of Income
Interest income	$6,197	$6,278	$6,527	$6,685	$6,829	$19,002	$21,487
Interest expense	749	896	964	999	1,079	2,609	3,735

Net interest income	5,448	5,382	5,563	5,686	5,750	16,393	17,752
Provision for loan losses	1,973	332	1,300	1,525	475	3,605	1,410
Other non-interest income	2,977	2,176	2,116	2,080	2,148	7,269	5,824
Other-than-temporary impairment charge	—	(35)	—	—	—	(35)	—
Net gains/(losses) on sales of securities	1,013	161	—	620	421	1,174	1,200

Total non-interest income	3,990	2,302	2,116	2,700	2,569	8,408	7,024
Total non-interest expenses	5,934	5,801	6,014	6,116	6,282	17,749	19,007

Income before income taxes	1,531	1,551	365	745	1,562	3,447	4,359
Income taxes	257	396	4	128	432	657	1,175

Net income	$1,274	$1,155	$361	$617	$1,130	$2,790	$3,184

Per Share Data
Basic earnings per share	$0.37	$0.33	$0.11	$0.18	$0.33	$0.81	$0.93
Diluted earnings per share	0.37	0.33	0.11	0.18	0.33	0.81	0.93
Dividends per share	0.30	0.30	0.30	0.30	0.30	0.90	0.90
Book value at quarter end	20.79	20.72	20.63	20.68	20.98	20.79	20.98
Average basic shares outstanding	3,424	3,425	3,424	3,423	3,424	3,424	3,424
Average diluted shares outstanding	3,432	3,431	3,434	3,431	3,430	3,432	3,436

Balance Sheet Items (Quarter End)
Total assets	$669,838	$687,226	$697,620	$675,588	$674,030	$669,838	$674,030
Securities	137,998	156,161	154,437	139,744	145,457	137,998	145,457
Loans, including loans held for sale	400,036	396,500	394,367	404,470	405,009	400,036	405,009
Allowance for loan losses	6,135	4,508	4,573	4,668	3,484	6,135	3,484
Deposits	576,348	592,979	602,963	581,383	576,391	576,348	576,391
Borrowings	15,310	15,310	15,310	15,310	16,485	15,310	16,485
Total shareholders’ equity	71,153	70,955	70,663	70,790	71,845	71,153	71,845

Assets Under Management
Total assets	$669,838	$687,226	$697,620	$675,588	$674,030	$669,838	$674,030
Cash management sweep accounts	37,477	40,739	41,095	33,834	42,310	37,477	42,310
Market value of trust assets	215,743	193,906	205,219	197,274	190,957	215,743	190,957
Market value of brokerage assets	71,417	67,082	69,832	67,282	63,548	71,417	63,548
Loans serviced for others	48,984	53,419	52,800	52,667	54,121	48,984	54,121

Total assets under management	$1,043,459	$1,042,372	$1,066,566	$1,026,645	$1,024,966	$1,043,459	$1,024,966

Selected Financial Ratios
Return on average assets (annualized)	0.74%	0.67%	0.21%	0.36%	0.66%	0.54%	0.61%
Return on average equity (annualized)	7.10	6.30	2.04	3.39	6.39	5.24	5.84
Dividend payout ratio	81.08	90.91	272.73	166.67	90.91	111.11	96.77
Net interest margin	3.42	3.38	3.46	3.61	3.67	3.42	3.82
Non-interest expense to total revenue	62.87	75.49	78.32	72.93	75.51	71.57	77.32
Average loans to average total assets	57.80	56.87	56.54	58.55	59.64	56.99	60.20

Asset Quality
Nonaccrual loans	$12,179	$11,962	$9,647	$12,007	$9,646	$12,179	$9,646
Accruing and 90 or more days past due	247	165	327	133	3	247	3

Total nonperforming loans	$12,426	$12,127	$9,974	$12,140	$9,649	$12,426	$9,649

Other real estate owned	2,196	3,032	3,500	3,520	4,236	2,196	4,236
Net charge-offs	346	397	1,395	341	466	2,138	1,640

Non-performing loans to total loans	3.11%	3.06%	2.53%	3.00%	2.38%	3.11%	2.38%
Loan loss allowance to total loans	1.53	1.14	1.16	1.15	0.86	1.53	0.86
Loan loss allowance to non-performing loans	49.37	37.17	45.85	38.45	36.11	49.37	36.11
Accruing loans 30+ days past due to total loans	0.64	0.36	0.49	0.63	0.92	0.64	0.92
Net charge-offs to average loans	0.35	0.41	1.41	0.34	0.46	0.72	0.54

Capital
Average equity to average total assets	10.38%	10.66%	10.13%	10.55%	10.33%	10.38%	10.33%
Tier 1 leverage ratio**	10.97	10.80	10.66	11.03	11.09	10.97	11.09
Total risk-based capital ratio**	19.85	19.20	19.20	19.15	18.86	19.85	18.86

**	Estimated for current quarter end